Exhibit 99.1

II-VI Incorporated and Finisar Shareholders Approve Proposals

Related to Merger Agreement

PITTSBURGH & SUNNYVALE, Calif., March 26, 2019 (GLOBE NEWSWIRE) – Shareholders of II-VI Incorporated (Nasdaq: IIVI), a global leader in engineered materials and optoelectronic components, and Finisar Corporation (Nasdaq: FNSR), a global technology leader in optical communications solutions, overwhelmingly voted to approve proposals related to II-VI’s acquisition of Finisar at special meetings held today by the respective companies. Both companies received enthusiastic shareholder support for the proposals related to the merger agreement first announced on November 9, 2018. 97% of the shares of II-VI common stock voting at II-VI’s special meeting voted to approve the proposal to issue shares of II-VI common stock pursuant to the merger agreement, and 99% of the shares of Finisar common stock voting at Finisar’s special meeting voted to approve the proposal to adopt the merger agreement.

“Since the merger announcement, our shareholders have gained an appreciation of the long-term value creation that the unique breadth and depth of this combination will enable,” said Dr. Vincent D. Mattera, Jr., President and CEO, II-VI Incorporated. “Meanwhile, the feedback from our major customers in the communications and consumer markets continues to be overwhelmingly positive, due to the high complementarity of our enabling technology, intellectual property, product portfolios and global footprint.”

“While the two companies continue to operate independently, the integration teams are working together to ensure a seamless integration and transition,” said Michael Hurlston, Finisar’s CEO. “We see the positive overlap between our cultures, the mutual appreciation for our companies’ capabilities, the exceptional synergy potential, and the energizing outlook for our future.”

The merger is expected to be completed in the middle of calendar year 2019. The merger filing is under review in China by the State Administration for Market Regulation (SAMR), in Mexico by the Federal Economic Competition Commission, and in Romania by the Romanian Competition Council.

The combination of II-VI and Finisar would unite two innovative industry leaders with complementary capabilities and cultures to form a formidable industry leading photonics and compound semiconductor company capable of serving the broad set of fast growing markets of communications, consumer electronics, military, industrial processing lasers, automotive semiconductor equipment and life sciences. Together, II-VI and Finisar will employ over 24,000 associates in 70 locations worldwide upon closing of the transaction.

About II-VI Incorporated

II-VI Incorporated, a global leader in engineered materials and optoelectronic components, is a vertically integrated manufacturing company that develops innovative products for diversified applications in the industrial, optical communications, military, life sciences, semiconductor equipment, and consumer markets. Headquartered in Saxonburg, Pennsylvania, the Company has research and development, manufacturing, sales, service, and distribution facilities worldwide. The Company produces a wide variety of application-specific photonic and electronic materials and components, and deploys them in various forms, including integrated with advanced software to support our customers. For more information, please visit us at www.ii-vi.com.

About Finisar

Finisar Corporation is a global technology leader in optical communications, providing components and subsystems to networking equipment manufacturers, data center operators, telecom service providers, consumer electronics, and automotive companies. Founded in 1988, Finisar designs products that meet the increasing demands for network bandwidth, data storage, and 3D sensing subsystems. The company is headquartered in Sunnyvale, California, with R&D, manufacturing sites, and sales offices worldwide. Visit our website at www.finisar.com.

Forward-looking Statements

This communication contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “target,” similar expressions, and variations or negatives of these words. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the consummation of the proposed transaction and the anticipated benefits thereof. These and other forward-looking statements are not guarantees of future results and are subject to risks, uncertainties, and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements, including the failure to consummate the proposed transaction, or to make any filing or take other action required to consummate such transaction in a timely matter or at all. Important factors that may cause such a difference include, but are not limited to: (i) the ability of II-VI and Finisar to complete the proposed transaction on the anticipated terms and timing or at all; (ii) the ability of the parties to satisfy the conditions to the closing of the proposed transaction, including obtaining required regulatory approvals; (iii) potential litigation relating to the proposed transaction, which could be instituted against II-VI, Finisar, or their respective directors; (iv) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transaction; (v) the triggering of any third-party contracts containing consent and/or other similar provisions; (vi) any negative effects of the announcement of the transaction on the market price of Finisar’s common stock and/or negative effects of the announcement or commencement of the transaction on the market price of II-VI’s common stock; (vii) uncertainty as to the long-term value of II-VI’s common stock, and thus the value of the II-VI shares to be issued in the transaction; (viii) any unexpected impacts from unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition and losses on the future prospects, business and management strategies for the management, expansion and growth of the combined company’s operations after the consummation of the transaction, and on the other conditions to the completion of the merger; (ix) inherent risks, costs, and uncertainties associated with integrating the businesses successfully and achieving all or any of the anticipated synergies; (x) potential disruptions from the proposed transaction that may harm II-VI’s or Finisar’s respective businesses, including current plans and operations; (xi) the ability of II-VI and Finisar to retain and hire key personnel; (xii) adverse legal and regulatory developments or determinations or adverse changes in, or interpretations of, U.S. or foreign laws, rules, or regulations, that could delay or prevent completion of the proposed transaction or cause the terms of the proposed transaction to be modified; (xiii) the ability of II-VI to obtain or consummate financing or refinancing related to the transaction upon acceptable terms or at all; (xiv) economic uncertainty due to monetary or trade policy, political, or other issues in the United States or internationally; (xv) any unexpected fluctuations or weakness in the U.S. and global economies; (xvi) changes in U.S. corporate tax laws as a result of the Tax Cuts and Jobs Act of 2017 and any future legislation; (xvii) foreign currency effects on II-VI’s and Finisar’s respective businesses; (xviii) competitive developments including pricing pressures, the level of orders that are received and can be shipped in a quarter, changes or fluctuations in customer order patterns, and seasonality; (xix) changes in utilization of II-VI’s or Finisar’s manufacturing capacity and II-VI’s ability to effectively manage and expand its production levels; (xx) disruptions in II-VI’s business or the businesses of its customers or suppliers due to natural disasters, terrorist activity, armed conflict, war, worldwide oil prices and supply, public health concerns, or disruptions in the transportation system; and (xxi) the responses by the respective managements of II-VI and Finisar to any of the aforementioned factors. Additional risks are described under the heading “Risk Factors” in II-VI’s Annual Report on Form 10-K for the year ended June 30, 2018, filed with the U.S. Securities and Exchange Commission (the “SEC”) on August 28, 2018, and in Finisar’s Annual Report on Form 10-K for the year ended April 29, 2018, filed with the SEC on June 15, 2018.

These risks, as well as other risks associated with the proposed transaction, will be more fully discussed in the joint proxy statement/prospectus that will be included in the registration statement on Form S-4 that will be filed with the SEC in connection with the proposed transaction (the “Form S-4”). While the list of factors discussed above is, and the list of factors to be presented in the Form S-4 are, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Neither II-VI nor Finisar assumes any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments, or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.

No Offer or Solicitation

This communication is for informational purposes only and not intended to and does not constitute an offer to subscribe for, buy, or sell, the solicitation of an offer to subscribe for, buy, or sell, or an invitation to subscribe for, buy, or sell any securities or the solicitation of any vote or approval in any jurisdiction pursuant to or in connection with the proposed transaction or otherwise, nor shall there be any sale, issuance, or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Additional Information and Where to Find It

In connection with the proposed transaction between II-VI and Finisar, II-VI and Finisar have filed and will file relevant materials with the SEC, including a registration statement on Form S-4 filed by II-VI that includes a joint proxy statement of II-VI and Finisar that also constitutes a prospectus of II-VI, and that definitive joint proxy statement/prospectus that was mailed to shareholders of II-VI and stockholders of Finisar. INVESTORS AND SECURITY HOLDERS OF II-VI AND FINISAR ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of the registration statement on Form S-4 and the joint proxy statement/prospectus and other documents filed with the SEC by II-VI or Finisar through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by II-VI are available free of charge within the Investor Relations section of II-VI’s website at https://www.ii-vi.com/investor-relations/. Copies of the documents filed with the SEC by Finisar are available free of charge on Finisar’s website at http://investor.finisar.com/investor-relations.

Contact Information

	II-VI	Finisar
Investor Contact	Mary Jane Raymond Chief Financial Officer MaryJane.Raymond@ii-vi.com	Kurt Adzema Chief Financial Officer Investor.relations@finisar.com

Media Contact	Mark Lourie Director of Corporate Communications Mark.Lourie@ii-vi.com

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